EXHIBIT 99.8

SECOND AMENDED AND RESTATED

JOINT FILING AGREEMENT

This Second Amended and Restated Joint Filing Agreement, dated February 14, 2014 (the “New Joint Filing Agreement”) replaces the Amended and Restated Joint Filing Agreement filed as Exhibit 99.6 to the Schedule 13D/A filed on April 13, 2009 by Frost Gamma Investments Trust, The Frost Group, LLC and Dr. Phillip Frost. In this New Joint Filing Agreement, the undersigned hereby agree that this Amendment No. 11 amends and supplements the statement on Schedule 13D filed on December 6, 2007, as amended by Amendment No. 1 to the Schedule 13D filed on October 15, 2008, Amendment No. 2 to the Schedule 13D filed on April 13, 2009, Amendment No. 3 to the Schedule 13D filed on May 1, 2009, Amendment No. 4 to the Schedule 13D filed on July 14, 2009, Amendment No. 5 to the Schedule 13D filed on December 24, 2009, Amendment No. 6 to the Schedule 13D filed on November 22, 2011, Amendment No. 7 to the Schedule 13D filed on July 20, 2012, Amendment No. 8 to the Schedule 13D filed on August 23, 2012, Amendment No. 9 to the Schedule 13D filed on January 17, 2013, Amendment No. 10 to the Schedule 13D filed on July 12, 2013, and any amendments thereto filed by any of us, with respect to the ordinary shares of Tiger Media, Inc., described in this document, signed by each of the undersigned, and shall be filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 14, 2014	FROST GAMMA INVESTMENTS TRUST

	By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Sole Trustee

Date: February 14, 2014		/s/ Phillip Frost, M.D.
Phillip Frost, M.D., individually